EXHIBIT 10.12

SALARY CONTINUATION AGREEMENT OF DARLENE F. MCDONALD

Exhibit 10.12

Salary continuation Agreement

This Salary Continuation Agreement (the “Agreement”) by and between First Clover Leaf Bank NA, located in Edwardsville, Illinois (the “Employer”), and Darlene McDonald (the “Executive”), effective as of the 1st day of July 2014, formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of a select group of management or highly compensated employee of the Employer;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1     “Accrued Benefit” means the dollar value of the liability that should be accrued by the Employer, under Generally Accepted Accounting Principles, for the Employer’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10 and the Discount Rate.

1.2     “Administrator” means the Board or its designee.

1.3     “Affiliate” means any business entity with whom the Employer would be considered a single employer under Code Section 414(b) and 414(c). Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4     “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.5     “Board” means the Board of Directors of the Employer.

1.6     “Change in Control” means a change in control of the Employer or the Company of a nature that would be required to be reported in response to Item 5.01 of a current report on Form 8-K, as such requirement is in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Exchange Act, provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s outstanding securities, except for any securities purchased by the Employer’s employee stock ownership plan or trust; or (b) individuals who constitute the Company Board on the Effective Date (the “Incumbent Company Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director of the Company Board subsequent to the Effective Date whose election was approved by a vote of at least a majority of the directors of the Company Board shall be, for purposes of this clause (b), considered as though he or she were a member of the Incumbent Company Board; or (c) a reorganization, merger, consolidation, sale of all or substantially all the assets of the Employer or the Company, or similar transaction in which the Employer or Company is not the surviving institution is consummated. Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

1.7     “Chief Executive Officer” means the Chief Executive Officer of the Employer.

1.8     “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9     “Code” means the Internal Revenue Code of 1986, as amended.

1.10     “Company” means First Clover Leaf Financial Corp., a Maryland corporation that owns one hundred percent (100%) of the common stock of the Employer on the Effective Date.

1.11     “Company Board” means the Board of Directors of the Company.

1.12     “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer, or (iii) Executive is determined to be totally disabled by the Social Security Administration. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and the Administrator or the Chief Executive Officer may require the Executive to submit to such physical or mental evaluations and tests as the Administrator or the Chief Executive Officer deems reasonably appropriate, at the Employer’s expense.

1.13     “Discount Rate” means the rate used by the Administrator for determining the Accrued Benefit. The initial Discount Rate is four and one quarter percent (4.25%). The Administrator may adjust the Discount Rate to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles and applicable bank regulatory guidance.

1.14     “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to Termination for Just Cause.

1.15     “Effective Date” means July 1, 2014.

1.16     “Employment Agreement” means the then-current employment agreement between the Executive and the Employer.

1.17     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.19     “Involuntary Termination” means that the Executive, prior to Normal Retirement Age and following a Change in Control, has experienced a Separation from Service (i) following receipt of a Notice of Termination from the Employer that such Separation from Service has occurred for reasons other than Termination for Just Cause or Disability or (ii) after the occurrence of any of the following:

a)     the failure to appoint or reappoint the Executive to the position set forth in the applicable section of the Employment Agreement;

b)     a material change in the Executive’s functions, duties, or responsibilities with the Employer, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in the applicable section of the Employment Agreement;

c)     a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location at the Effective Date;

d)     a material reduction in the benefits and perquisites to the Executive from those being provided as of the later of the Effective Date or any subsequent anniversary date of this Agreement, other than an employee-wide reduction in pay or benefits;

e)     a liquidation or dissolution of the Company or the Employer; or

f)     a material breach by the Employer of this Agreement or the Employment Agreement.

Upon the occurrence of any event described in clauses (a), (b), (c), (d), (e), or (f) immediately above, the Executive shall have the right to elect to terminate her employment with the Employer by resignation upon not less than thirty (30) days prior written Notice of Termination, given within ninety (90) days after the event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach by the Employer of this Agreement or the Employment Agreement, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of her rights under this Agreement solely by virtue of the fact that the Executive has submitted her resignation, provided the Executive has remained in the employment of the Employer and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (a), (b), (c), (d), (e), or (f) immediately above.

1.20     “Normal Retirement Age” means the date the Executive attains age sixty-five (65).

1.21     “Notice of Termination” means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence. During the pendency of any such dispute, neither the Company nor the Employer shall be obligated to pay the Executive compensation or other payments beyond the date of termination specified in the Notice of Termination.

1.22      “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.23     “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.24     “Termination for Just Cause” means termination because of the Executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of any provision of this Agreement or the Employment Agreement. Notwithstanding the immediately preceding sentence, neither the Company nor the Employer shall terminate the Executive for Just Cause unless and until there shall have been delivered to the Executive a Notice of Termination, finding that in the good faith opinion of the Chief Executive Officer, the Executive was guilty of conduct justifying Termination for Just Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause.

1.25     “Voluntary Termination” means that the Executive, prior to Normal Retirement Age and following a Change in Control, experiences a Separation from Service for reasons other than Termination for Just Cause or Disability or Involuntary Termination.

ARTICLE 2

PAYMENT OF BENEFITS

2.1     Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Forty-Two Thousand Dollars ($42,000) in lieu of any other benefit hereunder. The annual benefit shall be paid in equal monthly installments commencing on the first day of the month following Separation from Service and continuing for ten (10) years.

2.2     Early Termination Benefit. If Early Termination occurs, the Employer shall pay the Executive the vested portion, as determined below, of the Accrued Benefit in lieu of any other benefit hereunder. The benefit shall be paid in one hundred twenty (120) equal monthly installments commencing the month following Separation from Service.

Year in which Early Termination occurs	Percent vested in Accrued Benefit
2018 or earlier	0%
2019	20%
2020	40%
2021	60%
2022	80%
2023 or later	100%

2.3     Disability Benefit. In the event the Executive suffers a Disability prior to Normal Retirement Age the Employer shall pay the Executive the Accrued Benefit in lieu of any other benefit hereunder. The benefit shall be paid in one hundred twenty (120) equal monthly installments commencing the month following Disability.

2.4     Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by Separation of Service prior to Normal Retirement Age, the Employer shall pay the Executive the benefit described below.

(a)     Involuntary Termination. If a Change in Control occurs, followed within twenty-four (24) months by Involuntary Termination prior to Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Forty-Two Thousand Dollars ($42,000) in lieu of any other benefit hereunder. The annual benefit shall be paid in equal monthly installments commencing the month following Separation from Service and continuing for ten (10) years.

(b)     Voluntary Termination. If a Change in Control occurs, followed within twenty-four (24) months by Voluntary Termination prior to Normal Retirement Age, the Employer shall pay the Executive the Accrued Benefit in lieu of any other benefit hereunder. The benefit shall be paid in one hundred twenty (120) equal monthly installments commencing the month following Separation from Service.

2.5     Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service and Disability, the Employer shall pay the Beneficiary an annual benefit in the amount of Forty-Two Thousand Dollars ($42,000) in lieu of any other benefit hereunder. The annual benefit shall be paid in equal monthly installments commencing on the first day of the month following the Executive’s death and continuing for ten (10) years.

2.6     Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive had the Executive survived.

2.7     Termination for Just Cause. If the Employer terminates the Executive’s employment in a Termination for Just Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.8     Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

2.9     Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.10     Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated employees on a reasonably consistent basis.

(a)     Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)     Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)     Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

2.11     Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

2.12     Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

2.13     Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

2.14     Changes in Form of Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a)     must take effect not less than twelve (12) months after the amendment is made;

(b)     must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)     must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)     may not accelerate the time or schedule of any distribution.

ARTICLE 3

BENEFICIARIES

3.1     Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2     Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4

ADMINISTRATION

4.1     Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2     Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

4.3     Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.4     Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

4.5     Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6     Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.

4.7     Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that effects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 5

Claims and Review Procedures

5.1     Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as set forth below.

(a)     Initiation – Written Claim. The Claimant may initiate a claim by submitting to the Administrator a written claim for benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim shall be made within sixty (60) days after such notice was received by the Claimant; all other claims shall be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant.

(b)     Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days (forty-five (45) days for a claim based on Disability) after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days (forty-five (45) days for a claim based on Disability) by notifying the Claimant in writing, prior to the end of the initial ninety (90)-day period (forty-five (45)-day period for a claim based on Disability), that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)     Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2     Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as set forth below.

(a)     Initiation – Written Request. To initiate the review, the Claimant shall file with the Administrator a written request for review within sixty (60) days (one hundred eighty (180) days for a claim based on Disability) after receiving the Administrator’s notice of denial.

(b)     Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Administrator shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)     Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)     Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days (forty-five (45) days for a claim based on Disability) after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator may extend the response period by an additional sixty (60) days (forty-five (45) days for a claim based on Disability) by notifying the Claimant in writing, prior to the end of the initial sixty (60)-day period (forty-five (45)-day period for a claim based on Disability), that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e)     Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

5.3     Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

5.4     Legal Action. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Agreement.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1     Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

6.2     Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

6.3     Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions shall be made at the earliest distribution event permitted under Article 2.

6.4     Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of such a complete termination, the Employer shall pay the Accrued Benefit balance to the Executive. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)     Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)     Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each employee who experienced the Change in Control so that the Executive and any employees in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c)     Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1     No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

7.2     Governing Law; Arbitration. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Illinois without regard to its conflicts of laws principles. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a single arbitrator selected by the Employer and the Executive sitting in a location selected by the Employer and the Executive within twenty-five (25) miles of Edwardsville, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

7.3     Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4     Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5     Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

7.6     Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

7.7     Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three (3) years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

7.8     Suicide or Misstatement. No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

7.9     Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.10     Non-Competition and Post-Separation from Service Obligations.

(a)     All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section 7.10.

(b)     The Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer in connection with any litigation in which it or any of its subsidiaries or Affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Employer or any of its subsidiaries or Affiliates.

(c)     The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employer, the Company, and Affiliates thereof, as such knowledge may exist from time to time, is a valuable, special, and unique asset of the business of the Employer, the Company and Affiliates thereof. The Executive shall not, during or after the term of the Executive’s employment with the Employer, disclose any knowledge of the past, present, planned, or considered business activities of the Employer, the Company or Affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or other regulatory agency with jurisdiction over the Company, the Employer, or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial, or economic principles, concepts, or ideas that are not solely and exclusively derived from the business plans and activities of the Employer, and the Executive may disclose any information regarding the Employer that is otherwise publicly available or that the Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by the Executive of the provisions of this Section 7.10, the Employer shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the Executive’s knowledge of the past, present, planned, or considered business activities of the Employer or the Company or any of their Affiliates, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Employer and the Company from pursuing any other remedies available to either of them for such breach or threatened breach, including the recovery of damages from the Executive.

(d)     The Executive shall not, in any manner whatsoever, during the Executive’s employment with the Company and the Employer and for a period of two (2) years following the termination of such employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation, or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Company or the Employer to leave their employment with the Company or the Employer. The Executive shall not, in any manner whatsoever, during the Executive’s employment with the Company or the Employer and for a period of two (2) years following the termination of such employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity with any person, firm, corporation, or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Company or the Employer at the time of the termination of the Executive’s employment with the Company or the Employer.

7.11     Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.12     Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.13     Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

7.14     Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.15     Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.16     Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

7.17     Aggregation of Agreement. If the Employer offers other non-qualified deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

/s/ Darlene McDonald	By:	/s/ Dave Kuhl
	Its:	President

Salary continuation Agreement

Beneficiary Designation

I, Darlene McDonald, designate the following as Beneficiary under this Agreement:

Primary

____________________________________________________________________________________	_______%
____________________________________________________________________________________	_______%

Contingent

____________________________________________________________________________________	_______%
____________________________________________________________________________________	_______%

I understand that I may change this Beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation shall be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:     _______________________________          Date:   _______

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the Beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the Beneficiary designation shall be automatically revoked.

Spouse Name:          _______________________________

Signature:     _______________________________  Date:

Received by the Administrator this ________ day of ___________________, 20__

By:
Title: